Exhibit 99.1

Amarantus Announces Acquisition of Specialized Neuro-Diagnostics Company, DioGenix

•	Lead Product MSPrecise ®: Clinically Validated, First-In-Class Next-Generation Sequencing (NGS) Assay that Identifies Multiple Sclerosis (MS) at First Clinical Presentation
•	Recent Prospective Study at 13 US Centers of MS Excellence Demonstrated the Significant Diagnostic Accuracy of MSPrecise
•	Platform for Comprehensive Molecular Profiling of Immune-mediated Neurodegenerative Diseases

SAN FRANCISCO, CA and GENEVA, SWITZERLAND – January 12, 2015 - Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on the development of novel diagnostic tests in neurology and therapeutic products in the areas of neurology, psychiatry, ophthalmology and regenerative medicine, announced that it has acquired DioGenix, Inc. DioGenix will be merged into Amarantus Diagnostics as a foundational asset of a growing neuro-diagnostic business.

DioGenix was acquired for its pipeline of diagnostic tests focused on immune-mediated neurological diseases, like MS. Its lead product, MSPrecise, can dramatically expand a physician’s ability to diagnose patients that exhibit unclear neurological dysfunction. Amarantus Diagnostics can become the solution for MS evaluations. By virtue of this merger, Amarantus Diagnostics will also own all rights to all of DioGenix’s products under development, including tests that target neurosarcoid, neuromyelitis optica, paraneoplastic disease, and amyotrophic lateral sclerosis (ALS).

“MSPrecise is a groundbreaking advancement for the diagnosis of multiple sclerosis and is anticipated to play a pivotal role given the current high rate of misdiagnosis,” said Gerald E. Commissiong, President & CEO of Amarantus. “MSPrecise is a lab-developed test, and the successful completion of the validation study paves the way for this clinically important test to be commercialized in 2015. MSPrecise bolsters our diagnostics portfolio, and will allow us to very rapidly achieve critical mass for Amarantus Diagnostics in order to become one of the premier neurodiagnostic testing companies in the world.”

There is a tremendous unmet medical need in the diagnosis of MS. Patients that present with non-specific clinical symptoms or symptoms that are consistent with MS currently undergo a battery of diagnostic tests. The current diagnostic standard for MS includes analysis of cerebral spinal fluid (CSF) using the oligoclonal banding (OCB) test alongside, magnetic resonance imaging (MRI) and a comprehensive set of clinical tests to rule-out other neurological diseases. However, a clear diagnosis may not be declared for months or even years. Reported overall accuracy of the OCB test is approximately 54-69%. False positive results can unnecessarily expose patients who do not have MS to chronic and expensive therapy that, in some cases, actually exacerbates their underlying disease. Alternatively, false negative results can delay those patients who do have MS receiving the correct treatment, which in turn can accelerate the development of permanent physical disability.

There are approximately 2.5 million MS patients worldwide that are currently being treated with over $14 billion drugs. Misdiagnosis rates of over 50% have been routinely reported as the cost of each false positive diagnosis has grown to an estimated $100,000 and $250,000 per patient. This is the basis for a worldwide market estimated at over $2 billion, growing along with the cost of MS therapy.

Final results from a pivotal Clinical Validation Study demonstrated that MSPrecise met the primary study endpoint in patients suspected of having RRMS. MSPrecise provided a clear improvement in classifying early-stage RRMS patients when compared with the published performance for the current diagnostic standard of care by cerebrospinal fluid (CSF) analysis. The 13 clinical sites involved in the study included major academic centers and community neurology clinics. The performance of the MSPrecise assay was determined by comparing MSPrecise scores with the consensus diagnoses compiled after review of each subject’s clinical data and history by an independent adjudication committee comprised of three practicing world-class MS specialists. In this study, MSPrecise not only performed well as a standalone test but, when combined with OCB results, can substantially reduce the number of both false positives and false negatives as compared to the current reported accuracy of MS diagnosis. As MSPrecise integrates seamlessly into current practice with more comprehensive analysis of cerebral spinal fluid and blood and should drive ordering into Amarantus Diagnostics.

A total of 334 subjects were enrolled in the validation study. Fifty-nine subjects were determined as either “RRMS” or “not RRMS” having a variety of other neurological diseases which mimic the presentation of MS and produced test results that conformed with DioGenix’s strict quality control criteria. MSPrecise scores for 52 of these 59 patients were definitive while scores for the remaining 7 patients were deemed to be inconclusive based on the results of past studies. The standalone diagnostic accuracy of the test at 81% was highly significant (p < 0.001), and Sensitivity and Specificity were 86% and 71%, respectively. When the results of MSPrecise were combined with the current standard of diagnosis (OCB results), the combined accuracy increased to 92% (p < 0.001, Sensitivity = 96% and Specificity = 83%). These results clearly provide an improvement in classifying early-stage RRMS patients when compared with the published literature data for the current standard of diagnosis for CSF analysis.

“I’m extremely pleased with the addition of DioGenix to Amarantus’ emerging neurodiagnostics business unit,” said David A. Lowe, Ph.D., member of the Amarantus Board Directors. “Improving the standard of diagnosis for MS is of critical need for patients and physicians. The data generated in the clinical validation study clearly demonstrates that MSPrecise can play a vital role in improving the outcomes for patients more rapidly versus today’s current standard alone. The addition of next generation sequencing to our current stable of platforms also brings in tremendous know-how to our diagnostic unit that will in turn strengthen the company’s base as we prepare to establish a standalone neurodiagnostic corporate entity.”

Amarantus is acquiring all outstanding share capital and assets of DioGenix’s diagnostic business, including all rights to corporate agreements and contracts, physical and laboratory assets, consulting services, inventory, proprietary and intellectual property rights, products in development, all research data, records and reports, and marketing materials. Acquired assets will not include any cash or cash equivalents. As payment for the acquisition, Amarantus will issue registered shares of its common stock valued at $8 million to DioGenix and will pay up to $900,000 for costs associated with the acquisition. Amarantus has also agreed to pay up to $2 million in milestone payments based on achievement of agreed upon sales milestones. The shares of Amarantus common stock being issued to DioGenix, may, upon the request of Amarantus, be made subject to lock-up agreements precluding sale of such shares for up to 180 days. In conjunction with this announcement, Amarantus entered into definitive agreements to complete its Series E Preferred stock offering by raising an additional $1 million, bringing the total funds raised in the offering to $6 million. The additional funds will be used to pay for the costs associated with the closing of the DioGenix acquisition. CRT Capital Group, LLC acted as Financial Advisor to DioGenix for the transaction.

On November 10, 2014 DioGenix was awarded a $7.45 million ‘Grow New Jersey Assistance Tax Credit’ (“Grow NJ Tax Credit”) from the State of New Jersey to facilitate the establishment of a laboratory in Camden, New Jersey. By statute, Diogenix can sell the Grow NJ Tax Credit in whole or in part for a minimum of 75 percent of its face value, subject to certain conditions. Amarantus intends to immediately evaluate the sale of these tax credits.

About MSPrecise ®

MSPrecise ® is a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation. MSPrecise utilizes next-generation sequencing to measure DNA mutations found in rearranged immunoglobulin genes in immune cells initially isolated from cerebrospinal fluid. MSPrecise would augment the current standard of care for the diagnosis of MS by providing a more accurate assessment of a patient’s immune response to a challenge within the central nervous system. This novel method of measuring changes in adaptive human immunity may also be able to discern individuals whose disease is more progressive and requires more aggressive treatment.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's disease Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test®"), which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard™"). In November 2014, AMBS entered into an exclusive option agreement with Lonza Walkersville, Inc., a subsidiary of Lonza Group Ltd., to acquire Cutanogen Corporation, a subsidiary of Lonza Walkersville, to develop Engineered Skin Substitute (ESS-W), an autologous skin replacement product for the treatment of Stage 3 and Stage 4 intractable severe burns. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Media Contact:

Planet Communications

Deanne Eagle, Media Contact

T: (US) 917.837.5866

Source: Amarantus Bioscience Holdings, Inc.

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